Exhibit 99.1

Link Media Outdoor Announces Oklahoma/Kansas Acquisition

Roswell, GA – November 19, 2021: Link Media Outdoor (“Link”), is pleased to announce the purchase of the outdoor advertising assets of Keleher Outdoor Advertising, Inc. and Keleher Enterprises, Inc. (together as Keleher), based in Bartlesville, OK. Keleher was founded in 1975 and operates over 600 billboard faces in Oklahoma and southeast Kansas. These assets add new territory for Link, as well as complement Link’s extensive Kansas inventory. Scott LaFoy, President and CEO of Link said, “Link is excited to enter the Oklahoma market and enhance our Kansas footprint as we expand our service to advertisers and customers in that area. Keleher Outdoor is a fine family business founded by Dan Keleher, Sr over 46 years ago. Dan Keleher, Jr and his wife Janie have done a great job further building the company and have been a pleasure to work with on this transaction. Link looks forward to continuing to build on this legacy.” The transaction follows Link’s acquisition of the assets of Thomas Outdoor Advertising in Manhattan, KS earlier in 2021, which added over 350 faces to the company’s existing Kansas footprint. The inventory will be managed by Link’s Kansas City office. “We found a quality buyer with Link,” said Dan Keleher, Jr, president of Keleher. “We believe they share our sense of community and values for the type of markets we’ve done business in. We look forward to having them in Oklahoma.” Max Drachman of Drachman M&A Co. represented the seller.

Link Media Outdoor is a wholly owned subsidiary of Boston Omaha Corporation (NASDAQ: BOMN) – www.bostonomaha.com. With the Keleher acquisition, Link now operates over 6,600 billboard advertising faces in Georgia, Alabama, Florida, Wisconsin, West Virginia, Virginia, Illinois, Iowa, Missouri, Nebraska, Kansas, Nevada and Oklahoma.

For more information visit www.linkmediaoutdoor.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contact:

Carlene Parsons

Link Media Outdoor, LLC

200 Mansell Court East

Building 200, Suite 360

Roswell, GA 30076

844-404-LINK

cparsons@linkmediaoutdoor.com